UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                         SCHEDULE 14A INFORMATION
                              _______________
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

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     240.14a-12


                             PACER TECHNOLOGY
             (Name of Registrant as Specified in its Charter)

                 PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE

   (Name of Person Filing Proxy Statement, if other than the Registrant)

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PACER TECHNOLOGY SHAREHOLDER COMMITTEE
16101 LAGRANDE DRIVE, SUITE 100
LITTLE ROCK, ARKANSAS 72223
                                                             NEWS RELEASE
                                           Media Contact: Geoffrey Tirman
                                                             501.821.6800



                          FOR IMMEDIATE RELEASE


 PACER TECHNOLOGY SHAREHOLDER COMMITTEE RESPONDS TO DISAPPOINTING PROXY
              MATERIALS FILED BY THE CURRENT BOARD OF PACER


LITTLE ROCK, ARKANSAS, NOVEMBER 5, 1999 - The Pacer Technology Shareholder Committee (the "Pacer Committee") today expressed its disappointment with the amended proxy filed last week by Pacer's current board of directors. Pacer Committee Chairman, Mr. Geoffrey Tirman, stated "we were hoping that the current Board would offer Pacer shareholders some concrete and direct plans to increase shareholder value and share price. Unfortunately, instead of offering shareholders any substantive information regarding future plans, all the current Board of Pacer has to offer are personal character attacks against members of the Pacer Committee."

Mr. Tirman further stated that "This is the very reason the Pacer Committee is seeking to oust the current board and replace it with responsible and mature businessmen. Not only is this a pathetic attempt by the Board to preserve the status quo, but the information presented in the proxy is factually incorrect. The Pacer Committee has stated on numerous occasions to Pacer's current Board and management team that we do not intend to replace the Pacer's current management team but rather that "the directors and CERTAIN members of management of the Company need to be replaced." Furthermore, regarding the alleged `greenmail' attempt, it was Pacer's current chairman, John Hockin, D.D.S., that suggested the use of corporate assets to make us go away which we flatly refused."

In addition, the Board's statements that it rejected a 1998 $1.95 offer for the Company because it was "unfair" to the Pacer shareholders are ludicrous. The Committee has evidence that the Board tried to structure that transaction as a two-tiered deal with advantageous pricing to the Board in the form of a reduction of the exercise price for the options held by the Board and the forgiveness of director loans used to exercise and sell options and warrants. When the Board's request was rejected by the buyer, the Board decided that the offer was "unfair."

The Pacer Committee will stick to the primary issues at hand -- BUILDING SHAREHOLDER VALUE. As expected, the current board of Pacer continues to place their own self-interests ahead of the loyal shareholders of Pacer who have waited so many years to be properly rewarded and unfortunately to date, have only been disappointed.

CERTAIN INFORMATION CONCERNING PARTICIPANTS AND NOMINEES:

The following is a list of the names and stockholdings of the persons and entities who may be deemed to be "participants" in the Committee's solicitation with respect to Pacer's annual meeting: D. Jonathan Merriman, the managing director and head of the Equity Capital Markets Group of a San Francisco, California-based investment banking firm, a current director of Pacer, and a nominee of the Committee (150,000 shares); Geoffrey Tirman, a current director of Pacer, a nominee of the Committee, and the President of Talisman Capital Opportunity Fund, Ltd. (10,000 shares); James T. Munn, a nominee of the Committee and the former President and Chief Executive Officer of Pacer (578,752 shares); Howard
J. Bloom, a private investor, a nominee of the Committee, and a former Vice President of Pacer (192,834 shares); Roberto J. Cavazos, Jr., a private investor and the former Chief Financial Officer of Pacer (66,822 shares); The Miller Family Partnership, a Florida partnership organized to hold investments for the Miller family (589,752 shares); Mac Van Horn, chairman of a private investment corporation (85,000 shares); and Talisman Capital Opportunity Fund, Ltd., whose principal business is investment in the securities of private and public companies (1,250,000 shares). Collectively, the participants in the Committee hold 2,923,160 shares, or approximately 17.4%, of the outstanding Pacer common stock. The other two nominees of the Committee, Allen D. Barnes, the President and Chief Executive Officer of PAC ONE, Inc., a flexible packaging manufacturer, and Claude M. Ballard, a shareholder and senior consultant with Goldman, Sachs & Company, do not hold shares of Pacer stock.


                                   END